UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

MyoKardia, Inc.

(Name of Subject Company)

MyoKardia, Inc.

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $ 0.0001 PER SHARE

(Title of Class of Securities)

62857M105

(CUSIP Number of Class of Securities)

Denelle Waynick

MyoKardia, Inc.

General Counsel & Corporate Secretary

1000 Sierra Point Parkway

Suite 1300

Brisbane, CA 94005

(650) 741-0900

With copies to:

Stuart M. Cable, Esq.

Lisa R. Haddad, Esq.

Michael R. Patrone, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Myokardia, Inc. on October 5, 2020 (including all exhibits attached thereto) is incorporated herein by reference.